Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company” or the “Employer”), and Jim L. Kaput (the “Executive”), to be effective as of August 31, 2009 (the “Effective Date”).

RECITALS

A. The Employer wishes to employ the Executive, and the Executive desires to accept employment with the Employer.

B. The Employer and the Executive desire to enter into this agreement to delineate the terms and conditions of the Executive’s employment.

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1. Employment. As of the Effective Date, the Executive hereby accepts employment on the following terms and conditions. The Employer shall employ the Executive as Senior Vice President and General Counsel, of the Employer. The Executive understands and agrees that he is an at-will employee, and the Executive and the Employer can, and shall have the right to, terminate the employment relationship at any time for any or no reason, with or without notice, and with or without cause, subject to the payment provisions contained in Paragraph 7 of this Agreement. Nothing contained in this Agreement or any other agreement shall alter the at-will relationship.

2. Duties. The Executive shall work for the Employer in a full-time capacity. The Executive shall, during the term of his employment, have the duties, responsibilities, powers, and authority customarily associated with the position of an executive officer. The Executive shall solely report to, and follow the direction of, the Chief Executive Officer of the Employer or to his designee or a designee of the Board of Directors of the Company (the “Board”). The Executive shall diligently, competently, and faithfully perform all duties, and shall devote his entire business time, energy, attention, and skill to the performance of duties for the Employer or its affiliates and will use his best efforts to promote the interests of the Employer. It shall not be considered a violation of the foregoing for the Executive to serve on business, industry, civic, religious or charitable boards or committees, so long as such service is in compliance with the Employer’s Corporate Governance Guidelines, the Chief Executive Officer of the Employer is provided notice of such service and, in his reasonable determination, such service does not individually or in the aggregate significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement. Notwithstanding the foregoing, Executive represents that he presently serves in a position of authority for, or on a committee, the board of directors, or a similar governing body of, the entities listed on attached Exhibit A, and that so long as such service does not individually or in the aggregate significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement, Employer will permit Executive to continue such service.

3. Executive Loyalty. Subject to the terms of this Agreement and the Corporate Governance Guidelines, the Executive shall devote all of his time, attention, knowledge, and skill solely and exclusively to the business and interests of the Employer, and the Employer shall be entitled to all benefits and profits arising from or incident to any and all work, services, and advice of the Executive. The Executive expressly agrees that during the term of his employment, he shall not engage, directly or indirectly, as a partner, officer, director, member, manager, stockholder, supplier, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Employer. The foregoing notwithstanding, and except as otherwise set forth in Paragraph 8, and provided that none of the following reflects poorly on the Employer or, in the reasonable determination of the Employer’s Chief Executive Officer, individually or in the aggregate significantly interferes with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement, nothing herein contained shall be deemed to prevent the Executive from (1) otherwise managing his personal investments and financial affairs, or (2) investing his money in the capital stock or other securities of any corporation whose stock or securities are publicly-owned or are regularly traded on any public exchange, so long as (a) the Executive does not beneficially own stock in any such corporation if more than five percent (5%) of the Employer’s annual sales are to such corporation or if the Employer’s products comprise more than five percent (5%) of such corporation’s annual sales, or (b) the Executive does not beneficially own more than one percent (1%) of the outstanding capital stock of any such corporation.

4. Compensation.

A. Base Salary. The Employer shall pay the Executive an initial gross base salary at an annual rate of $280,000 (the “Base Salary”), payable in substantially equal installments in accordance with the Employer’s payroll policy from time to time in effect. The Executive’s Base Salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. The Base Salary shall be reviewed at least annually, and may be increased or decreased from time to time as shall be determined by the Employer, and once such Base Salary shall have been increased or decreased, it shall thereafter be treated for all purposes of this Agreement as the Executive’s Base Salary. Unless specifically agreed to in writing by the Employer and the Executive, any increase or decrease in Base Salary shall not limit or reduce any other obligation of the Employer or the Executive under this Agreement.

B. Incentive Pay. The Executive shall be eligible to earn a performance incentive for calendar year 2009 under the Employer’s 2009 Incentive Plan (the “Incentive”) upon the attainment of certain performance measures. The Compensation Committee of the Board (the “Compensation Committee”) shall set the performance targets for a given year. The Bonus shall be targeted at forty-five percent (45%) of the Executive’s Base Salary (the “Target Incentive”), with the actual Incentive earned to be calculated on that portion of the Executive’s Base Salary actually earned during the calendar year for which the Incentive is calculated. The foregoing notwithstanding, and subject to the final sentence of this subparagraph B, as the Executive’s Bonus for 2009 performance, the Executive shall receive the greater of the Bonus earned under the 2009 Management Bonus Plan or 45% of the

Executive’s Base Salary actually earned from the Employer for 2009. The Incentive, if any, for a given year (the “Incentive Year”) shall be paid in the following year and on or about March 15 of such year, provided, and except as otherwise set forth in Paragraph 7B, the Executive must be employed by the Employer and in good standing as of the date that the Incentive is paid to earn any Incentive for the Incentive Year.

C. Equity. The Executive shall be entitled to the following equity awards, which awards shall be granted under and pursuant to the terms of the 2006 Zebra Technologies Corporation Incentive Compensation Plan as may be amended from time to time (the “2006 Incentive Compensation Plan”):

(1) An initial stock appreciation right (the “Initial SAR Grant”) of Twenty Five Thousand Five Hundred (25,500) shares of the Employer’s Class A Common Stock. which shall be granted on the Effective Date or as soon as practical thereafter (the “Grant Date”), granted at a price determined based on the closing price of a share of the Employer’s common stock as reported on The NASDAQ Stock Market following the conclusion of Executive’s first day of employment (the “Grant Date”). The Initial SAR Grant shall vest in four (4) substantially equal annual installments on each anniversary of the Grant Date, but subject to the provisions contained in Paragraph 7B, only if the Executive is employed by the Employer on each such anniversary date. Upon the date of such grant, the Employer shall provide the Executive with a Stock Appreciation Rights Agreement substantially in the form of attached Exhibit B, which shall describe the terms and conditions of the Initial SAR grant consistent with this Agreement.

(2) A restricted stock grant for Sixteen Thousand shares of the Employer’s Class A Common Stock (the “Restricted Stock Grant”) granted at a price to be determined based on the closing price of a share of the Employer’s common stock as reported on The NASDAQ Stock Market as of the closing of such market on the Grant Date. One hundred percent (100%) of the Restricted Stock Grant shall vest on the third anniversary of the Grant Date, but subject to the provisions contained in Paragraph 7B, only if the Executive is employed by the Employer at the time of vesting. Upon the date of such grant, the Employer shall provide the Executive with a Restricted Stock Agreement substantially in the form of attached Exhibit C, which shall describe the terms and conditions of the Restricted Stock Grant consistent with this Agreement.

D. Employee Benefits. During the term of the Executive’s employment, the Employer shall:

(1) include the Executive in any life insurance, disability insurance, medical, dental or health insurance, vacation (of four (4) weeks accrued pro-rata in each calendar year, which shall in all instances cease accruing beyond a cap of four (4) weeks of accrued but unused vacation, until said accrued but unused vacation bank drops below a four (4) weeks total), savings, and retirement plans and other benefit plans or programs (including, if applicable, any excess benefit or supplemental executive retirement plans) maintained by the Employer for the benefit of its executive officers; and

(2) include the Executive in such perquisites as the Employer may establish from time to time that are commensurate with his position and at least comparable to those received by other executive officers of the Employer.

Nothing in this Agreement shall be construed to limit, condition, or otherwise encumber the rights of the Employer, in its sole discretion, to amend, discontinue, substitute or maintain any benefit plan, program, or perquisite.

5. Expenses. While employed by the Employer, the Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary business expenses incurred by the Executive, in accordance with the practices and policies applicable to other executive officers of the Employer, including professional and service company dues, journal subscriptions, educational seminars, conferences, and symposiums and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended (the “Code”). The Executive shall be entitled to receive prompt reimbursement for travel expenses incurred in connection with the performance of his duties under this Agreement. To receive reimbursement, the Executive shall submit to the Employer such vouchers or expense statements that reasonably evidence expenses incurred in accordance with the Employer’s travel and expense reimbursement policy.

6. Termination. The Executive’s services shall terminate upon the first to occur of the following events:

A. Death or Disability. Upon the Executive’s date of death or the date the Executive is given written notice that he has been determined to be disabled by the Employer. For purposes of this Agreement, the Executive shall be deemed to be disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of one hundred eighty (180) consecutive days with or without accommodation; provided, however, that if the Executive, after being unable to perform substantially his required duties for a period of less than one hundred eighty (180) consecutive days as a result of illness or incapacity returns to active duty for less than thirty (30) days, the period of such active duty will be disregarded in determining whether the 180 consecutive day threshold has been accumulated (although it will not be accumulated as part of the 180 day period). A termination of the Executive’s employment by the Employer for disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before such tenth (10th) business day.

B. Cause Termination. On the date the Chief Executive Officer or his designee provides the Executive with written notice that he is being terminated for Cause. For purposes of this Agreement, and as determined by the Chief Executive Officer or his designee in his sole discretion, the Executive shall be deemed terminated for “Cause” if the Chief Executive Officer or his designee terminates the Executive after the Executive:

(1) shall have committed, been indicted of, or been convicted of, or admitted, plea bargained, entered a plea of no contest or nolo contendere to, any felony of any kind or a misdemeanor, or violated any laws, involving fraud, dishonesty or an act of moral turpitude;

(2) shall have materially breached this Agreement or any other agreement to which the Executive and the Employer are parties;

(3) shall have materially violated any written Employer policy, regardless of whether within or outside the scope of his authority;

(4) shall have committed willful or intentional misconduct, gross negligence, or dishonest, fraudulent or unethical behavior, or other conduct involving serious moral turpitude in the performance of his duties hereunder;

(5) shall have failed or refused to materially comply (to the best of his ability) with a specific direction of the Employer, unless the Executive reasonably and in good faith believes such specific direction to be unlawful (in which case the Employer’s termination of the Executive’s employment shall not be for Cause under this provision); or

(6) engages in any conduct which breaches his fiduciary duty to the Employer, which materially injures the integrity, character or reputation of the Employer or which impugns Executive’s own integrity, character or reputation so as to cause Executive to be unfit to act in the capacity of an executive officer of the Employer.

A termination of employment by the Employer for Cause under subparagraphs 6B(2), (3), (4), (5) or (6) shall be effectuated by the Chief Executive Officer or his designee giving the Executive written notice of the termination within thirty (30) days of the event constituting Cause, or such longer period as the parties may agree, setting forth in reasonable detail the specific conduct of the Executive that constitutes Cause, the specific provisions of this Agreement on which the Employer relies and, to the extent such Cause is susceptible to cure, providing the Executive with a thirty (30) day cure period. If such Cause is susceptible to cure and the Executive fails to remedy the condition within such thirty (30) day cure period, the Employer may terminate the Executive’s employment within thirty (30) days after the expiration of the cure period, and if the Employer fails to so terminate the Executive’s employment, any subsequent termination based upon the same underlying facts shall not constitute a termination for Cause under this subparagraph 6B.

C. Employer Termination. On the date the Employer terminates the Executive’s employment for any reason, other than a reason otherwise set forth in this Paragraph 6.

D. Good Reason Termination. On the date the Executive terminates his employment for Good Reason. The term “Good Reason” means the occurrence of any one of the following:

(1) demotion of the Executive by the Employer to a non-executive officer position (including a material diminution in the status of the Executive’s responsibilities, authorities, powers or duties taken as a whole) or assignment to the Executive of any duties materially inconsistent with his position, status or responsibilities under this Agreement;

(2) material breach of any provision of this Agreement by the Employer; or

(3) decrease in Base Salary as in effect on the Effective Date in an amount equal to or greater than ten percent (10%) (unless such decrease is applied on a proportionally equal basis to all executive officers of the Employer) (an “Applicable Decrease”), but only if the Executive terminates his employment with the Employer as a result of an Applicable Decrease within fifteen (15) business days of the later of (i) the effective date of the Applicable Decrease, or (ii) the Executive’s actual knowledge of Applicable Decrease (“Applicable Decrease Date”). For clarification purposes, should the Executive fail to terminate his employment with the Employer within fifteen (15) business days of the Applicable Decrease Date, such termination shall not constitute termination of employment by the Executive for Good Reason under this provision.

A termination of employment by the Executive for Good Reason under subparagraph 6D(1) or (2) shall be effectuated by giving the Employer written notice of the termination within thirty (30) days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Employer that constitutes Good Reason and the specific provisions of this Agreement on which Executive relies and providing the Employer with a thirty (30) day period during which it may remedy the condition constituting Good Reason. If the Employer fails to remedy the condition within such thirty (30) day period, the Executive must terminate his employment within thirty (30) days after the expiration of the cure period, and if the Executive fails to so terminate his employment, any subsequent termination based upon the same underlying facts shall not constitute a termination for Good Reason under this subparagraph 6D.

E. Resignation. On the date the Executive terminates his employment for any reason (other than Good Reason), provided that the Executive shall give the Chief Executive Officer sixty (60) days written notice prior to such date of his intention to terminate such employment. The Chief Executive Officer or his designee may, in its sole discretion, waive such sixty (60) day notice requirement.

7. Compensation Upon Termination.

A. Final Payments. If the Executive’s services are terminated pursuant to Paragraph 6, the Executive shall be entitled to his salary through his final date of active employment plus any accrued but unused vacation pay. The Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.

B. Severance Benefits.

(1) In addition to the salary and benefits described in Paragraph 7A, if the Executive’s employment is terminated pursuant to Paragraphs 6C or 6D, the Executive shall be entitled to the following: (i) the continuation of his Base Salary at the annual salary rate then in effect (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made within the one (1) year period preceding the date the Executive’s employment is terminated), for a period of one year following the termination of the Executive’s employment (the “Severance Period”), payable in accordance with the Employer’s payroll policy from time to time in effect and subject to the limitations imposed under subparagraph 7B(3); (ii) a pro-rata portion of the Incentive for the year in which the Executive’s employment terminates, if such Incentive would have been earned had the Executive been employed and in good standing as of the date the Incentive otherwise is paid to other senior level executives of the Employer, and payable at the time the Incentive otherwise is paid to other senior level executives of the Employer; (iii) the Incentive attributable to the calendar year prior to the calendar year in which the Executive’s employment terminates, if such Incentive would have been earned had the Executive been employed and in good standing as of the date the Incentive otherwise is paid to other senior level executive of the Employer, and provided such Incentive had not yet been paid in accordance with the timing provisions set forth in Paragraph 4B, and payable at the time the Incentive otherwise is paid to other senior level executives of the Employer; (iv) a payment equal to one hundred percent (100%) of the Target Incentive (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made within the one (1) year period preceding the date the Executive’s employment is terminated), based upon the Base Salary for such year, to be paid at the same time that performance Incentives are generally paid by the Employer to its executives for the year in which such termination occurs; (v) equity compensation, if any, subject to the terms of the Executive’s award agreement; (vi) professional outplacement services by a company selected by, and paid by, the Employer within one (1) year after the date of termination, in an amount not to exceed $32,000; and (vii) continued coverage of the Executive and his dependents in the medical and dental insurance plans sponsored by the Employer, as mandated by COBRA, which may continue to the extent required by applicable law and the Employer shall pay for such coverage, at the same rate the Employer pays for health insurance coverage for its active employees under its group health plan (with the Executive required to pay for any employee-paid portion of such coverage), through the earlier of (a) the last day of the Severance Period or (b) the date the Executive becomes eligible for coverage under another group health plan that does not impose preexisting condition limitations on the Executive’s coverage, provided, however, that nothing herein shall be construed to extend the period of time over which such COBRA continuation coverage may be provided to the Executive and his dependents beyond that mandated by law and, provided further, that the Executive shall be required to pay the cost of such COBRA continuation coverage for any time following the last day of the Severance Period.

(2) The foregoing notwithstanding, if at any time within one hundred twenty (120) days immediately preceding or one (1) year immediately following a “Change in Control,” the Executive’s employment is terminated pursuant to Paragraph 6C or 6D, the Executive shall be entitled to the following compensation, in lieu of any payments otherwise set forth in Paragraph 7B(1) above, and payable within sixty (60) days following the later of the Change in Control or the termination, subject, however, to the limitations imposed under subparagraph 7B(3): two (2.0) times the Executive’s Base Salary at the annual rate then in effect (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made within the one (1) year period preceding the date the Executive’s employment is terminated) and two (2.0) times the Target Bonus (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made within the one (1) year period preceding the date the Executive’s employment is terminated), based upon such Base Salary. In addition, upon the termination of the Executive’s employment as set forth in this subparagraph 7B(2) the Executive and his dependents shall be offered continued coverage under the Employer’s group health plan for the duration of the COBRA continuation period on the same financial terms as described above in subparagraph 7B(1)(vii) and shall also be entitled to the compensation and benefits, if any, set forth in subparagraphs 7B(1)(ii), (iii), (v) and (vi), above.

(3) Notwithstanding the foregoing, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in this Paragraph 7B or Paragraph 7C to the extent applicable shall be delayed for a period of six (6) months following the Executive’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code. The payments to be made under this Paragraph 7B shall be further conditioned upon the Executive’s execution of an agreement acceptable to the Employer that (i) waives any rights the Executive may otherwise have against the Employer, and (ii) releases the Employer from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment. For purposes of this Paragraph 7B, “Change in Control” shall be as defined under the 2006 Incentive Compensation Plan, as in effect on the date hereof, which definition is incorporated herein by reference; provided, however, the definition of Change in Control as set forth herein is not intended to be broader than the definition of a “change in control event” as defined by reference to the regulations under Section 409A of the Code, and the payments described in Paragraph 7B(2) shall not be payable unless the applicable Change in Control constitutes a change in control event in accordance with Section 409A of the Code and the regulations and guidance promulgated thereunder.

(4) Each installment of Base Salary and Bonus paid under Section 7B is designated as a separate payment for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii). As a result, the following payments are intended to be exempt from Section 409A of the Internal Revenue Code: (1) payments that are made on or before the 15 th day of the third month of the calendar year following the calendar year in which the Executive terminates employment, and (2) subsequent payments made on or before the last day of the second calendar year following the year of the Executive’s termination that do not exceed the lesser of two times the Executive’s annual rate of pay in the year prior to the Executive’s termination or two times the limit under Section 401(a)(17) of the Internal Revenue Code then in effect.

C. Excise Tax. If it shall be determined that any payment to the Executive pursuant to this Agreement or any other payment or benefit from the Employer, any affiliate, any shareholder of the Employer or any other person would be subject to the excise tax imposed by Section 4999 of the Code because such payment equals or exceeds three times the “Base Amount” (as defined under Section 280G of the Code) by an amount in excess of ten percent (10%) of such three times the Base Amount, then the Executive shall receive a Tax Gross-Up Payment (as defined below) with respect to all such excise taxes. “Tax Gross-Up Payment” means an amount payable to the Executive such that, after payment of Taxes (as defined below) on such amount there remains a balance sufficient to pay the Taxes being reimbursed. “Taxes” means the incremental United States federal, state and local income, excise and other taxes payable by the Executive with respect to any applicable item of income. Any Tax Gross-Up Payment shall be paid no later than the end of Executive’s taxable year following the taxable year in which Executive remits such Taxes to the applicable taxing authority. If it shall be determined that any payment to the Executive pursuant to this Agreement or any other payment or benefit from the Employer, any affiliate, any shareholder of the Employer or any other person would be subject to the excise tax imposed by Section 4999 of the Code because such payment exceeds three times the Base Amount by an amount equal to ten percent (10%) or less of such three times the Base Amount, then the amount of any payments hereunder which shall be paid to the Executive shall be reduced to an amount equal to one dollar less than three times the Base Amount. In the event that the amount of payments to be reduced is payable over more than one taxable year of Executive, the payments to be made the furthest from the date on which the reduction is made shall be reduced first until the payment limit is reached.

8. Restrictive Covenants.

A. Confidentiality.

(1) Confidential Information. The Executive understands that the Employer possesses Confidential Information which is important to its business, the Employer devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business and the Employer diligently maintains the secrecy and confidentiality of its Confidential Information. For purposes of this Agreement, Confidential Information is information that was or will be developed, created, or discovered by or on behalf of the Employer, or which became or will become known by, or was or is conveyed to the Employer, which has commercial value in the Employer’s business. “Confidential Information” means any and all financial, technical, commercial or other information concerning the business and affairs of the Employer that is confidential and proprietary to the Employer, including without limitation, (i) information relating to the Employer’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information; (ii) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Employer; (iii) the Employer’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development; (iv) the subject matter of the Employer’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and (v) other confidential and proprietary information or documents relating to the Employer’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Employer reasonably regards as being confidential.

(2) Employer Materials. Executive understands that the Employer possesses or will possess Employer Materials which are important to its business. For purposes of this Agreement, “Employer Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Employer, whether such documents have been prepared by the Executive or by others.

(3) Treatment of Confidential Information and Employer Property. In consideration of the Executive’s employment by the Employer, the compensation received by the Executive from the Employer, and the Employer’s agreement to give Executive access to certain Confidential Information, the Executive agrees as follows:

(a) All Confidential Information and trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith will be the sole property of the Employer. At all times, both during the Executive’s employment by the Employer and after its termination for any reason, Executive will keep in confidence and trust and will not use or disclose any Confidential Information or anything relating to it without the prior written consent of the Chief Executive Officer or his designee, except as may be necessary and appropriate in the ordinary course of performing the Executive’s duties to the Employer.

(b) All Employer Materials will be the sole property of the Employer. The Executive agrees that during the Executive’s employment by the Employer, the Executive will not remove any Employer Materials from the business premises of the Employer or deliver any Employer Materials to any person or entity outside the Employer, except in connection with performing the duties of his employment. The Executive further agrees that, immediately upon the termination of the Executive’s employment by the Executive or by the Employer for any reason, or during the Executive’s employment if so requested by the Employer, the Executive will return all Employer Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only the Executive’s copy of this Agreement.

B. Nonsolicitation. In consideration for the compensation and benefits granted by the Company to Executive under this Agreement, and in further consideration of Executive’s continued employment by the Company, Executive hereby agrees that during the Employment Period and for a period ending twelve (12) months after his termination of employment with the Company as Executive under this Agreement, Executive will not directly or indirectly:

(1) Contact, solicit, interfere with or divert any of the Company’s customers by disclosing, divulging, using or relying on Confidential Information, proprietary information or trade secrets acquired during his employment with the Company; and

(2) Solicit any person who is employed by the Company for the purpose of encouraging that employee to join Executive as a partner, agent, employee or otherwise in any business activity which is competitive with the Company.

C. Nondisparagement. While employed by the Employer and indefinitely thereafter, the Executive shall refrain from (1) making any false statement about the Employer, and (2) all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Employer or any of its subsidiaries or affiliates, or any of their officers, directors, employees and stockholders, or that could have a deleterious effect upon the Employer’s or any of its subsidiaries’ or affiliates’ business, provided, however, that nothing contained in this Paragraph 8C or any other paragraph of this Agreement shall preclude the Executive from making any statement in good faith that is required by law or order of any court or regulatory commission.

D. Forfeitures. In the event that the Executive breaches any of the restrictions in this Paragraph 8, he shall forfeit all of the applicable payments and benefits under this Agreement, including but not limited to such payments and benefits pursuant to Paragraph 7 (except those contained in Paragraph 7A or as otherwise prohibited by law), and the Employer shall have the right to recapture and seek repayment of any such applicable payments and benefits under this Agreement. The Employer and the Executive acknowledge that the remedy set forth hereunder is not to be considered a form of liquidated damages and the forfeiture, recapture or repayment shall not be the exclusive remedy hereunder.

E. Intellectual Property. The Employer has adopted a policy on Inventions intended to encourage research and inventions by its executives, to appraise and determine relative rights and equities of all parties concerned, to facilitate patent applications, licensing, and the generation of royalties, if any, and to provide a uniform procedure in patent matters when the Employer has a right or equity. “Inventions” includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by the Executive, either alone or jointly with others, during the term of the Executive’s employment, including during any period prior to the date of this Agreement.

(1) Ownership and Assignment. Except as defined in this Agreement, all Inventions which the Executive makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during his employment will be the sole property of the Employer to the maximum extent permitted by law. The Executive agrees to assign such Inventions and all Rights in them to the Employer. Exemptions from this Agreement to assign may be authorized in those circumstances where the mission of the Employer is better served by such action, provided that overriding obligations to other parties are met and such exemptions are not inconsistent with other Employer policies. Further, the Executive may petition the Employer for license to make, market or sell a particular Invention. The Employer may release patent rights to the inventor in those circumstances when:

(a) the Employer provides the Executive with notification in writing that it elects not to file a patent application and the inventor is prepared to do so at his expense, or

(b) at the Employer’s discretion, the equity of the situation indicates that such release should be given, provided in either case that no further research or development to develop that invention will be conducted involving Employer support or facilities, and provided further that a shop right is granted to the Employer and, at the Employer’s discretion, the Employer shall have a royalty-free, assignable license to the Invention and any intellectual property rights related to it.

The provisions of Paragraph 8E(1) do not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Employer was used and which was developed entirely on the Executive’s own time, unless (a) the Invention relates (1) to the business of the Employer, or (2) to the Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the Executive for the Employer.

(2) Disclosure to the Employer. The Executive promptly will disclose in writing to the Chief Executive Officer, with a copy to the Vice President of Human Resources of the Employer, all Inventions. The Executive also will disclose to the Vice President of Human Resources of the Employer all things that would be Inventions if made during the term of the Executive’s employment, conceived, reduced to practice, or developed by the Executive within six months after the termination of his employment with the Employer, unless the Executive can demonstrate that the Invention has been conceived and first reduced to practice by the Executive following the termination of his employment with the Employer. Such disclosures will be received by the Employer in confidence (to the extent they are not assigned in this Paragraph and do not extend the assignment made in this Paragraph.) The Executive will not disclose Inventions to any person outside the Employer unless requested to do so by the Chief Executive Officer or the Vice President of Human Resources of the Employer.

(3) Assistance with Rights. The Executive agrees to perform, during and after employment, all acts deemed necessary or desirable by the Employer to permit and assist it, at the Employer’s expense, in obtaining, maintaining, defending and enforcing Rights with respect to such Inventions and improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. The Executive agrees to execute such declarations, assignments, or other documents as may be necessary in the course of Invention evaluation, patent prosecution, or protection of patent or analogous property rights, to assure that title in such Inventions will be held by the Employer or by such other parties designated by the Employer as may be appropriate under the circumstances. The Executive irrevocably designates and appoints the Employer and its duly authorized officers and agents, as his agents and attorneys-in-fact to act for and on the Executive’s behalf and instead of the Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Executive.

(4) Moral Rights. Any assignment of copyright pursuant to this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral

Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Employer that would violate such Moral Rights in the absence of such consent. The Executive will confirm any such waivers and consents from time to time as requested by the Employer.

F. No Conflicts. The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound. In addition, the Executive has informed the Employer of, and provided the Employer with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which the Executive is subject or may be bound.

G. Disclosure. The Executive acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Employer in the conduct of its business and that, if the Executive becomes employed by another employer, he shall be required to disclose the existence of this Paragraph 8 to such employer and the Executive hereby consents to and the Employer is hereby given permission to disclose the existence of this Paragraph 8 to such employer.

H. Market Information. The Executive acknowledges that he may become aware of “material” nonpublic information relating to the Employer’s vendors, suppliers, alliance and/or joint venture partners, customers, or competitors (each, a “Business Partner”) whose stocks are publicly traded. The Executive acknowledges that he is prohibited by law as well as by Employer policy from trading in the shares of such Business Partners while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this Paragraph H, “material” information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded customers. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.

I. Unauthorized Material. The Employer does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its subsidiaries. Therefore, the Executive agrees that he will not knowingly disclose to the Employer, use in the Employer’s business, or cause the Employer to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Employer has a right to receive and use such information. The Executive will not incorporate into his work any material which is subject to the copyrights of any third party unless the Employer has a written agreement with such third party or otherwise has the right to receive and use such information.

J. Injunctive Relief. It is agreed that any breach or anticipated or threatened breach of any of the Executive’s covenants contained in this Paragraph 8 will result in irreparable harm and continuing damages to the Employer and its business and that the Employer’s remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Employer at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Employer posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Executive from disclosing, in whole or part, any Confidential Information. The Executive further agrees to pay all of the Employer’s costs and expenses, including reasonable attorneys’ and accountants’ fees, incurred in successfully enforcing such covenants.

9. Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his residence in the case of the Executive, or, if to the Employer, to:

Vice President, Human Resources

Zebra Technologies Corporation

475 Half Day Road

Lincolnshire, IL 60069

Either party may from time to time designate a new address by notice given in accordance with this Paragraph 9.

10. Waiver of Breach. A waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or estoppel of any subsequent breach by such other party. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer or by the Executive, as the case may be.

11. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his duties or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Executive, his estate and beneficiaries. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.

12. Entire Agreement. This Agreement, together with the agreements referred to herein, sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive.

13. Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

14. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

15. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

16. Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.

17. Governing Law; Choice of Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law provisions. Furthermore, the Executive agrees and consents to submit to personal jurisdiction in the State of Illinois in any state or federal court of competent subject matter jurisdiction situated in Lake or Cook County, Illinois. The Executive further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Lake or Cook County, Illinois. In addition, the Executive waives any right to challenge in another court any judgment entered by such Lake or Cook County court or to assert that any action instituted by the Employer in any such court is in the improper venue or should be transferred to a more convenient forum. Further, the Executive waives any right he may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.

18. Indemnification. The Employer shall obtain and maintain for the Executive directors’ and officers’ liability insurance coverage and shall indemnify the Executive to the extent permitted under the Employer’s By-Laws and/or Certificate of Incorporation.

19. No Mitigation. The Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate the Employer’s obligation under this Agreement. Payments and benefits due under Paragraph 7 of this Agreement shall not be reduced by any compensation earned by the Executive as an employee or consultant from any employment or consulting arrangement after the Executive’s termination of employment.

IN WITNESS WHEREOF, the parties have set their signatures on the date set forth below.

ZEBRA TECHNOLOGIES CORPORATION:		EXECUTIVE:

By:	/s/ Anders Gustafsson	By:	/s/ Jim L. Kaput
	Anders Gustafsson, CEO		Jim L. Kaput

Date signed:	August 17, 2009	Date signed:	August 17, 2009

EXHIBIT A

LIST OF POSITIONS HELD

Vice Chairman of the Board of Directors of the Illinois and Michigan Canal Corridor Association, a Federally-designated national corridor association with offices located at 754 First Street, LaSalle, Illinois 61301.

EXHIBIT B

FORM OF SAR AGREEMENT

STOCK APPRECIATION RIGHTS AGREEMENT

This STOCK APPRECIATION RIGHTS AGREEMENT (this “SAR Agreement”), dated as of <<Insert Grant Date Approved by Committee or CEO>> (the “Grant Date”), is between ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and <<Insert SAR Recipient’s Name>> (the “Participant”), relating to a stock appreciation right granted under the 2006 Zebra Technologies Corporation Incentive Compensation Plan (the “Plan”). Capitalized terms used in this SAR Agreement without definitions shall have the meanings ascribed to such terms in the Plan.

A.	Grant of Stock Appreciation Right.

1.	Grant. Subject to the provisions of this SAR Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant as of the Grant Date a stock appreciation right (the “SAR”) covering <<Insert Number of Shares>> shares (the “SAR Shares”) of the Company’s Class A Common Stock, $0.01 par value per share (the “Stock”), at a price of <<Insert Stock Price on Date of Closing Approved by Committee or CEO>> per share (the “SAR Price”). The SAR is not issued in tandem with an Option.

2.	Term of the SAR. Unless the SAR terminates earlier pursuant to other provisions of the SAR Agreement, the SAR shall expire on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”).

3.	Nontransferability. The SAR shall be nontransferable, except by will or the laws of descent and distribution, or as otherwise permitted under the Plan.

B.	Vesting of the SAR.

1.	General Vesting Rule. Prior to the Expiration Date, the SAR shall become and be exercisable as follows:

Grant Date Anniversary	Percentage of SAR Exercisable

Prior to the first anniversary of the Grant Date	0%

On or after the first anniversary of the Grant Date	25%

On or after the second anniversary of the Grant Date, an additional	25%

On or after the third anniversary of the Grant Date, an additional	25%

On or after the fourth anniversary of the Grant Date, an additional	25%

provided, however, except as otherwise provided for under this SAR Agreement, the Participant must remain employed by the Company or any Subsidiary continuously through the applicable-vesting dates.

2.	Death or Disability. Notwithstanding the provisions of Section 2(a) hereof, in the event the Participant’s employment with the Company and/or any Subsidiary is terminated due to the Participant’s death or Disability, any unvested portion of the SAR as of the date of such Participant’s termination of employment shall immediately become fully vested and exercisable and, along with any unexercised vested portion of the SAR, shall remain exercisable until the earlier of:

(i)	the Expiration Date; or

(ii)	one (1) year after the date of the Participant’s termination of employment due to the Participant’s death or Disability.

In the event of the Participant’s death, the Participant’s beneficiary or estate may exercise the vested SAR.

3.	Retirement. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated due to Retirement, any unexercised vested portion of the SAR as of the date of the Participant’s termination of employment shall remain exercisable until the earlier of:

(i)	the Expiration Date; or

(ii)	one (1) year after the date of the Participant’s termination of employment due to Retirement.

For purposes of this SAR Agreement, “Retirement” means the Participant’s voluntary termination of employment with the Company and/or any Subsidiary after attaining either:

•	age fifty-five (55) with ten (10) or more complete years of service with the Company and/or any Subsidiary; or

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•	age sixty-five (65).

4.	Termination for Cause. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated for Cause, any unexercised SAR, whether vested or not, shall expire immediately, be forfeited, and be considered null and void. For purposes of this SAR Agreement, “Cause” has the meaning set forth in the employment agreement, if any, between the Company and/or any Subsidiary and the Participant or, if the Participant is not subject to such an agreement, “Cause” means, as determined by the Company in its sole discretion, termination of the Participant’s employment with the Company or any Subsidiary because of the Participant’s:

(i)	material breach (as determined by the Committee in good faith) of this SAR Agreement or of any other agreement to which the Participant and the Company are parties; or

(ii)	material violation of Company policy, regardless of whether within or outside of his or her authority; or

(iii)	willful or intentional misconduct; gross negligence; dishonest, fraudulent, or unethical behavior; or other conduct involving serious moral turpitude in the performance of his or her duties; or

(iv)	dishonesty, theft or conviction of any crime or offense involving money or property of the Company or any Subsidiary; or

(v)	breach of any fiduciary duty owing to the Company or any Subsidiary; or

(vi)	unauthorized disclosure of Confidential Information (as defined in Section 6(a) hereof) or unauthorized dissemination of Company Materials (as defined in Section 6(a) hereof); or

(vii)	conduct that is, or could reasonably be expected to be, materially harmful to the Company or any of its subsidiaries or affiliates, as determined by the Committee in good faith.

5.	Other Termination of Employment. In the event the Participant’s employment with the Company or any Subsidiary is terminated for any reason other than as provided in Section 2(b), (c) or (d) hereof, the unexercised vested portion of the SAR as of the date of such Participant’s termination of employment shall remain exercisable until the earliest of:

(i)	the Expiration Date; or

(ii)	ninety (90) days after the date of the Participant’s involuntary (as to the Participant) termination of employment for reasons other than death, Disability, Retirement, or Cause; or

(iii)	thirty (30) days after the date of the Participant’s voluntary termination of employment for reasons other than Retirement.

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6.	Change in Control Vesting. Subject to the provisions of Section 15 of the Plan, if a Change in Control occurs, 100% of the remaining unvested portion of the SAR shall be immediately vested and exercisable upon such Change in Control and, along with the unexercised vested portion of the SAR shall remain exercisable through the Expiration Date.

C.	Exercise of SAR.

1. Notice of Exercise. Prior to the Expiration Date, the vested portion of the SAR may be exercised, in whole or in part, by delivering written notice to the Company in accordance with Section 7(k) hereof and in such form as the Company may require from time to time. Such notice of exercise shall specify the number of SAR Shares to be exercised.

2. Payment. As of the date of exercise of the SAR, the Company shall settle the exercised portion of the SAR as provided in Section 7.5 of the Plan. The amount of the payment for each SAR Share exercised shall equal (i) the Fair Market Value of a share of Stock on the date of exercise, less (ii) the SAR Price for each such exercised SAR Share. The exercised SAR shall be settled in whole shares of Stock, and cash for the value of a fractional share of Stock.

3. Payment of Taxes. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the exercise of the SAR, the Participant shall be required to remit such amount to the Company, as provided in Section 17.1 of the Plan. Alternatively, subject to Committee approval, the Participant may elect to withhold a portion of the SAR exercise payment equal to the minimum statutory tax that would be imposed on the exercise, as provided under Section 17.2 of the Plan. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the grant of the SAR and its exercise.

4. Death Prior to Exercise. In the event of the Participant’s death prior to the exercise of any vested portion of the SAR, the Participant’s beneficiary or estate may exercise the vested SAR.

D.	Compliance with Federal and State Law. The Company reserves the right to delay the Participant’s exercise of any portion of the SAR if (a) the Company’s issuance of Stock upon such exercise would violate any applicable federal or state securities laws or any other applicable laws or regulations, or (b) the Company reasonably determines that payment of such SAR portion would not be deductible under Code Section 162(m). The Participant may not sell or otherwise dispose of any portion of the SAR in violation of any applicable law. The Company may postpone issuing and delivering any Stock in payment for the exercise of such portion of the SAR for so long as the Company reasonably determines to be necessary to satisfy the following:

A.	its completing or amending any securities registration or qualification of the Stock or it or the Participant satisfying any exemption from registration under any federal or state law, rule, or regulation;

B.	its receiving proof it considers satisfactory that a person seeking to exercise the SAR after the Participant’s death is entitled to do so;

C.	Participant complying with any requests for representations under the Plan; and

D.	Participant complying with any federal, state, or local tax withholding obligations.

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E.	Changes in Company’s Capital Structure. As may be determined to be appropriate and equitable by the Committee, in its complete and sole discretion, to prevent dilution or enlargement of rights, the Committee shall make or authorize to be made an adjustment in the number and class of SAR Shares and/or the SAR Price to prevent dilution or enlargement of rights, as a result of the following:

A.	any adjustment, recapitalization, reorganization or other changes in the Company’s capital structure or its business; or

B.	any merger or consolidation of the Company; or

C.	any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Company’s Stock or the rights thereof; or

D.	the dissolution or liquidation of the Company; or

E.	any sale or transfer of all or any part of the Company’s assets or business; or

F.	any other corporate act or proceeding, whether of a similar character or otherwise.

F.	Confidentiality, Non-Solicitation and Non-Compete. The Participant agrees to, understands, and acknowledges the following:

1.	Confidential Information. The Participant will be furnished, use or otherwise have access to certain Confidential Information of the Company and/or a Subsidiary. For purposes of this SAR Agreement, “Confidential Information” means any and all financial, technical, commercial or other information concerning the business and affairs of the Company and/or a Subsidiary that is confidential and proprietary to the Company and/or a Subsidiary, including without limitation:

A.	information relating to the Company’s or Subsidiary’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information;

B.	inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company and/or a Subsidiary;

C.	the Company’s or Subsidiary’s proprietary programs, processes or software, consisting of, but not limited, to computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;

D.	the subject matter of the Company’s or Subsidiary’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and

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E.	other confidential and proprietary information or documents relating to the Company’s or Subsidiary’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents that the Company and/or a Subsidiary reasonably regards as being confidential.

The Company and its Subsidiaries devote significant financial, human and other resources to the development of their products, customer base and the general goodwill associated with their business, and the Company and its Subsidiaries diligently maintain the secrecy and confidentiality of their Confidential Information. Each and every component of the Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons. While employed by the Company and/or Subsidiary and thereafter, the Participant will hold in the strictest confidence and not use in any manner which is detrimental to the Company or its Subsidiaries or disclose to any individual or entity any Confidential Information, except as may be required by the Company or its Subsidiaries in connection with the Participant’s employment.

All Company Materials are and will be the sole property of the Company and/or Subsidiary. The Participant agrees that during and after his or her employment by the Company and/or Subsidiary, the Participant will not remove any Company Materials from the business premises of the Company or a Subsidiary or deliver any Company Materials to any person or entity outside the Company, except as the Participant is required to do so in connection with performing the duties of his or her employment. The Participant further agrees that, immediately upon the termination of his or her employment for any reason, or during the Participant’s employment if so requested by the Company, the Participant will return all Company Materials and other physical property, and any reproduction thereof, excepting only the Participant’s copy of this Agreement. For purposes of this SAR Agreement, “Company Materials” means documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company and/or any Subsidiary, whether such documents have been prepared by the Participant or by others.

2.	Non-Solicitation and Non-Compete. For the period beginning on the date hereof and ending twelve (12) months following the Participant’s the termination of employment with the Company and all Subsidiaries, the Participant will not directly or indirectly:

A.	employ, recruit or solicit for employment any person who is (or was within the six (6) months prior to the Participant’s employment termination date) an employee of the Company and/or any Subsidiary;

B.	accept employment or engage in a competing business that may require contact, solicitation, interference or diverting of any of the Company’s or any Subsidiary’s customers, or that may result in the disclosure, divulging, or other use of Confidential Information or Company Materials acquired during the Participant’s employment with the Company or any Subsidiary; or

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C.	solicit or encourage any customer, vendor or potential customer or vendor of the Company or any Subsidiary with whom the Participant had contact while employed by the Company to terminate or otherwise alter his, her or its relationship with the Company. The Participant understands that any person or entity with whom the Participant contacted during the twelve (12) months prior to the date of the Participant’s termination of employment for the purpose of soliciting sales from such person or entity shall be regarded as a “potential customer” of the Company to whom the Company or a Subsidiary has a protectable proprietary interest.

3.	Remedies for Violation.

A.	Injunctive Action. The Participant acknowledges that if he or she violates the terms of this Section 6, the injury that would be suffered by the Company and/or a Subsidiary as a result of a breach of the provisions of this SAR Agreement (including any provision of Section 6(a) or (b) hereof) would be irreparable and that an award of monetary damages to the Company and/or a Subsidiary for such a breach would be an inadequate remedy. Consequently, the Company and/or a Subsidiary will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this SAR Agreement, and the Company and/or a Subsidiary will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s or a Subsidiary’s rights under this Section 6(c) (or Sections 6(a) or (b) hereof) or any other remedies of the Company or a Subsidiary, if the Participant breaches any of the provisions of Section 6(a) or (b) hereof, the Company will have the right to cease making any payments otherwise due to the Participant under this SAR Agreement.

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B.	Forfeiture of the SAR and Repayment. In addition to the rights available to the Company and its Subsidiaries under Section 6(c)(i) hereof, if the Participant violates the terms of this Section 6 at any time, the Participant, without any further action by the Company or the Participant, shall forfeit, as of the first day of any such violation, all right, title and interest to this SAR, any Stock or cash received from the exercise of the SAR, and any net proceeds received by the Participant pursuant to any sales of any such Stock prior to, on or after such date, and the Company shall have the right to issue a stop transfer order and other appropriate instructions to its transfer agent with respect to this SAR, and the Company further shall be entitled to reimbursement from the Participant of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company or any Subsidiary in enforcing the Company’s or a Subsidiary’s rights under this Section 6. By accepting this SAR grant, the Participant hereby consents to a deduction from any amounts the Company or any Subsidiary owes to the Participant from time to time (including amounts owed to the Participant as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Participant by the Company or any Subsidiary), unless such amount is subject to Section 409A of the Code, to the extent of any amounts that the Participant owes the Company under this Section 6. In addition to any injunctive relief sought under Section 6(c)(i) hereof and whether or not the Company or any Subsidiary elects to make any set-off in whole or in part, if the Company or any Subsidiary does not recover by means of set-off the full amount the Participant owes to the Company or any Subsidiary, calculated as set forth in this Section 6(c)(ii), the Participant agrees to immediately pay the unpaid balance to the Company or any Subsidiary.

4.	Enforceability of Restrictive Covenants. The scope and duration of the restrictive covenants contained in this SAR Agreement are reasonable and necessary to protect a legitimate, protectable interest of the Company and its Subsidiaries. However, if one or more provisions of this SAR Agreement are held to be unenforceable under applicable law to any extent, such provision(s) shall, to that extent, be excluded from this SAR Agreement and the balance of the SAR Agreement shall be interpreted as if such provision(s) were so excluded to that extent and shall be enforceable in accordance with its terms.

5.	Written Acknowledgement by the Participant. The Committee, in its sole discretion, may require the Participant, as a condition to the exercise of this SAR, to acknowledge in writing that he or she has not engaged, and is not in the process of engaging, in any of the activities described in this Section 6.

G.	Miscellaneous Provisions.

1.	No Service or Employment Rights. No provision of this SAR Agreement or of the SAR granted hereunder shall give the Participant any right to continue in the service or employ of the Company or any Subsidiary, create any inference as to the length of employment or service of the Participant, affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Subsidiary.

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2.	Stockholder Rights. Until the SAR shall have been duly exercised into Stock and such Stock has been officially recorded as issued on the Company’s official stockholder records, no person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of such Stock, and adjustments for dividends or otherwise shall be made only if the record date thereof is subsequent to the date such shares are recorded and after the date of exercise and without duplication of any adjustment.

3.	Plan Document Governs. The SAR is granted pursuant to the Plan, and the SAR and this SAR Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this SAR Agreement by reference or are expressly cited. Any inconsistency between the SAR Agreement and the Plan shall be resolved in favor of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan.

4.	Investment Representation and Agreement. The Committee may require the Participant to furnish to the Company, prior to the issuance of any Stock upon the exercise of all or any part of this SAR, an agreement (in such form as the Committee may specify) in which the Participant represents that the Stock acquired by him or her upon exercise are being acquired for investment and not with a view to the sale or distribution thereof.

5.	Beneficiary Designation. The Participant may, from time to time, in accordance with procedures set forth by the Committee, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this SAR Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate or exercised by the Participant’s estate.

6.	Administration. This SAR Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this SAR Agreement, all of which shall be binding upon the Participant.

7.	No Vested Right in Future Awards. the Participant acknowledges and agrees (by executing this SAR Agreement) that the granting of the SAR under this SAR Agreement is made on a fully discretionary basis by the Company and that this SAR Agreement does not lead to a vested right to further SAR awards in the future.

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8.	Use of Personal Data. By executing this SAR Agreement, the Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position, and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company or its Subsidiaries may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.

9.	Severability. In the event that any provision of this SAR Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this SAR Agreement, and this SAR Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

10.	Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

11.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Secretary of the Company, at its then corporate headquarters, and the Participant at the Participant’s address (including any electronic mail address) as shown on the Company’s records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time. The Participant hereby consents to electronic delivery of any notices that may be made hereunder.

12.	Counterparts. This SAR Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

13.	Successors and Assigns. This SAR Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

14.	Governing Law. This SAR Agreement and the SAR granted hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.

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15.	Entire Agreement. This SAR Agreement, together with the Plan, constitutes the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

16.	Amendment. Any amendment to this SAR Agreement shall be in writing and signed by the Company.

17.	Headings. The headings contained in this SAR Agreement are for reference purposes only and shall not affect the meaning or interpretation of this SAR Agreement.

IN WITNESS WHEREOF, the Company has caused this SAR Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his or her hand, all as of the day and year first above written.

ZEBRA TECHNOLOGIES CORPORATION		PARTICIPANT

By:		Signed:	t

Name:	Joanne L. Townsend	Name:	Jim L. Kaput
Title:	VP Human Resources

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RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (this “Stock Agreement”), dated as of <<Insert Grant Date Approved by the Committee or CEO>> (the “Grant Date”), is between ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and <<Insert Stock Recipient’s Name>> (the “Participant”), relating to restricted stock granted under the 2006 Zebra Technologies Corporation Incentive Compensation Plan (the “Plan”). Capitalized terms used in this Stock Agreement without definition shall have the meanings ascribed to such terms in the Plan.

1. Grant of Restricted Stock.

(a) Grant. Subject to the provisions of this Stock Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant as of the Grant Date <<Insert Number of Shares>> shares of the Company’s Class A Common Stock, $.01 par value per share (the “Restricted Stock”).

(b) Nontransferability. Except as otherwise permitted under the Plan or this Stock Agreement, the Restricted Stock granted hereunder shall be non-transferable by the Participant during the Period of Restriction set forth under Section 2 of this Stock Agreement.

2. Vesting of Restricted Stock.

(a) Period of Restriction. The Restricted Stock shall be forfeitable and non-transferable during the Period of Restriction. The Period of Restriction with respect to the Restricted Stock shall begin on the Grant Date and shall end on the <<Insert number of years such as ‘third’ or ‘second’>> anniversary of the Grant Date provided that the Participant must remain employed by the Company or any Subsidiary continuously through the Period of Restriction.

(b) Vesting Exceptions. Notwithstanding the provisions of Section 2(a) hereof, a Participant’s unvested Restricted Stock shall be subject to the following additional vesting rules in the following circumstances:

(i) Death, Disability or Good Reason. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated due to death or Disability, or by reason of the Participant’s resignation for Good Reason, any unvested Restricted Stock as of the date of the Participant’s termination of employment shall immediately become fully vested and the remainder of the Period of Restriction relating to such Restricted Stock shall immediately lapse. For purposes of this Stock Agreement, “Good Reason” means termination of the Participant’s employment with the Company or any Subsidiary because of resignation by the Participant for any of the following reasons:

(A)	demotion of the Participant by the Company to a lesser position (including a material diminution in the status of the Participant’s responsibilities, authorities, powers or duties taken as a whole) or assignment of Participant to any duties materially inconsistent with the status and responsibilities of that position;

(B)	material breach of any provision of the Participant’s employment agreement, if any, by the Company and the Company’s failure to cure such breach within fifteen (15) business days after receipt of written notice from the Participant specifying in reasonable detail the nature of the breach; or

(C)	decrease in base salary at the rate in effect on the date of grant (unless such decrease is applied on a proportionally equal basis to all executive officers of the Company) (an “Applicable Decrease”), but only if the Participant terminates his or her employment with the Company as a result of an Applicable Decrease within ten (10) business days after the effective date of the Applicable Decrease. For clarification purposes, if the Participant fails to terminate his or her employment with the Company within ten (10) business days after the effective date of an Applicable Decrease, such termination shall not constitute termination of employment by Participant for Good Reason under this provision.

(ii) Termination by the Company or any Subsidiary other than for Cause. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated by the Company and/or any Subsidiary other than for Cause, any unvested Restricted Stock as of the date of the Participant’s termination of employment shall immediately become fully vested and the remainder of the Period of Restriction relating to such Restricted Stock shall immediately lapse. For purposes of this Stock Agreement, “Cause” means, as determined by the Company, in its sole discretion, termination of the Participant’s employment with the Company or any Subsidiary because of the Participant’s:

(A)	material breach of this Stock Agreement or of any other agreement to which the Participant and the Company are parties, as determined by the Committee in good faith; or

(B)	material violation of Company policy, regardless of whether within or outside of his or her authority; or

(C)	willful or intentional misconduct; gross negligence; or dishonest, fraudulent, or unethical behavior; or other conduct involving serious moral turpitude, in the performance of his or her duties; or

(D)	dishonesty, theft or conviction of any crime or offense involving money or property of the Company or any Subsidiary; or

(E)	breach of any fiduciary duty owing to the Company or any Subsidiary; or

(F)	unauthorized disclosure of Confidential Information or unauthorized dissemination of Company Materials; or

(G)	conduct that is, or could reasonably be expected to be, materially harmful to the Company or any of its subsidiaries or affiliates, as determined by the Committee in good faith.

(iii) Other Termination of Employment. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated for any reason other than as provided in Section 2(b)(i) or (ii) hereof, any unvested Restricted Stock as of the date of the Participant’s termination of employment shall immediately be forfeited to the Company.

(iv) Change in Control Vesting. Subject to the provisions of Section 15 of the Plan, if a Change in Control occurs, any unvested Restricted Stock shall be immediately vested and the remainder of the Period of Restriction related to such Restricted Stock shall immediately lapse.

3. Rights While Holding Restricted Stock.

(a) Legend. Each certificate issued for shares of Restricted Stock under this Stock Agreement shall be registered in the Participant’s name and deposited by the Participant, together with a stock power endorsed in blank, with the Company and shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in a Stock Agreement entered into between the registered owner and Zebra Technologies Corporation.”

When shares of Restricted Stock become vested, the Company shall redeliver to the Participant (or the Participant’s legal representatives, beneficiaries or heirs) the number of shares which have then vested. The Participant agrees that any sale of shares of Restricted Stock received upon vesting shall be made in compliance with the registration requirements of the Securities Act of 1933 or an applicable exemption therefrom. The Committee may require the Participant to furnish to the Company, prior to the delivery of any vested shares of Common Stock, an agreement (in such form as the Committee may specify) in which the Participant represents that the shares of Common Stock are being acquired for investment and not with a view to the sale or distribution thereof.

(b) Rights as a Stockholder. During the period that shares of Restricted Stock remain unvested, the Participant shall have all of the rights of a stockholder of the Company with respect to the Restricted Stock including, but not limited to, the right to receive dividends paid on the shares of Restricted Stock and the full right to vote such shares.

(c) Section 83(b) Election. Unless prior written consent of the Committee is secured, the Participant is not permitted to make a Section 83(b) election with respect to the Restricted Stock granted under this Stock Agreement. If the Committee consents to such Section 83(b) election, the Participant must notify the Committee within ten (10) days after filing the Section 83(b) election with the Internal Revenue Service.

(d) Compliance with Federal and State Law. The Company may postpone issuing and delivering any Restricted Stock for so long as the Company reasonably determines to be necessary to satisfy the following:

(i) its completing or amending any securities registration or qualification of the Restricted Stock or it or the Participant satisfying any exemption from registration under any federal or state law, rule, or regulation;

(ii) the Participant complying with any requests for representations under the Plan;

(iii) the Participant complying with any federal, state, or local tax withholding obligations; and

(iv) its deferring payment of any amount that it reasonably determines would not be deductible under Code Section 162(m) until the earlier of:

(A)	the earliest date on which the Company reasonably determines that the deductibility of the payment will not be limited; or

(B)	the year following the Participant’s termination of employment.

4. Payment of Taxes.

(a) General Rule. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the issuance of the Restricted Stock, the Participant shall be required to pay such amount to the Company, as provided under Section 17 of the Plan. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the grant of the Restricted Stock and its vesting.

5. Changes in Company’s Capital Structure.

(a) Adjustment in Authorized Stock. As may be determined to be appropriate and equitable by the Committee, in its complete and sole discretion, the Committee shall make or authorize to be made an adjustment in the number and/or class of shares of Restricted Stock to prevent dilution or enlargement of rights, as a result of the following:

(i) any adjustment, recapitalization, reorganization or other changes in the Company’s capital structure or its business;

(ii) any merger or consolidation of the Company;

(iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Company’s Common Stock or the rights thereof;

(iv) the dissolution or liquidation of the Company;

(v) any sale or transfer of all or any part of the Company’s assets or business; or

(vi) any other corporate act or proceeding, whether of a similar character or otherwise.

6. Confidentiality, Non-Solicitation and Non-Compete. Participant agrees to, understands and acknowledges the following:

(a) Confidential Information. Participant will be furnished, use or otherwise have access to certain Confidential Information of the Company. For purposes of this Stock Agreement, Confidential Information means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation,

(i) information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information;

(ii) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company;

(iii) the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;

(iv) the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and

(v) other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

The Company devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business, and the Company diligently maintains the secrecy and confidentiality of its Confidential Information. Each and every component of the Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons. While employed by the Company and thereafter, Participant will hold in the strictest confidence and not use in any manner which is detrimental to the Company or disclose to any individual or entity any Confidential Information, except as may be required by the Company in connection with Participant’s employment.

All Company Materials are and will be the sole property of the Company. Participant agrees that during and after his or her employment by the Company, Participant will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as Participant is required to do so in connection with performing the duties of his or her employment. Participant further agrees that, immediately upon the termination of his or her employment for any reason, or during Participant’s employment if so requested by the Company, Participant will return all Company Materials and other physical property, and any reproduction thereof, excepting only Participant’s copy of this Agreement. For purposes of this Stock Agreement, Company Materials means documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company, whether such documents have been prepared by Participant or by others.

(b) Non-Solicitation and Non-Compete. For the period beginning on the date hereof and ending twelve (12) months following the termination of employment with the Company, Participant will not directly or indirectly:

(i) employ, recruit or solicit for employment any person who is (or was within six (6) months prior to Participant’s employment termination date) an employee of the Company;

(ii) accept employment or engage in a competing business which may require contact, solicitation, interference or diverting of any of the Company’s customers, or that may result in the disclosure, divulging, or other use, of Confidential Information or Company Materials acquired during Participant’s employment with the Company; or

(iii) solicit or encourage any customer, vendor or potential customer or vendor of the Company with whom Participant had contact while employed by the Company to terminate or otherwise alter his, her or its relationship with the Company. Participant understands that any person or entity that Participant contacted during the twelve (12) months prior to the date of Participant’s termination of employment for the purpose of soliciting sales from such person or entity shall be regarded as a “potential customer” of the Company to whom the Company has a protectible proprietary interest.

(c) Remedies for Violation.

(i) Injunctive Action. Participant acknowledges that if he or she violates the terms of this Section 6 the injury that would be suffered by the Company as a result of a breach of the provisions of this Stock Agreement (including any provision of Section 6(a) or (b) hereof) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Stock Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Section(c) (or Sections 6(a) or (b) hereof) or any other remedies of the Company, if the Participant breaches any of the provisions of Sections(a) or (b) hereof, the Company will have the right to cease making any payments otherwise due to the Participant under this Stock Agreement.

(ii) Forfeiture of Restricted Stock and Repayment. In addition to the rights available to the Company under Section 6(c)(i) hereof, if Participant violates the terms of this Section 6 at any time, Participant, without any further action by the Company or Participant, shall forfeit, as of the first day of any such violation, all right, title and interest to unvested Restricted Stock, any Shares then owned by Participant due to vesting of Restricted Stock and any net proceeds received by Participant pursuant to any sales or transfer of any Restricted Stock prior to, on or after such date, and the Company shall have the right to issue a stop transfer order and other appropriate instructions to its transfer agent with respect to the Restricted Stock, and the Company further shall be entitled to reimbursement from Participant of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 6. By accepting this Restricted Stock grant, Participant hereby consents to a deduction from any amounts the Company owes to Participant from time to time (including amounts owed to Participant as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by the Company), unless such amount is subject to Section 409A of the Code, to the extent of any amounts that Participant owes to the Company under this Section 6. In addition to any injunctive relief sought under Section 6(c)(i) hereof and whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Participant owes to the Company, calculated as set forth in this Section 6(c)(ii), Participant agrees to immediately pay the unpaid balance to the Company.

(d) Enforceability of Restrictive Covenants. The scope and duration of the restrictive covenants contained in this Stock Agreement are reasonable and necessary to protect a legitimate, protectible interest of the Company. However, if one or more provisions of this Stock Agreement are held to be unenforceable under applicable law to any extent, such provision(s) shall, to that extent, be excluded from this Stock Agreement and the balance of the Stock Agreement shall be interpreted as if such provision(s) were so excluded to that extent and shall be enforceable in accordance with its terms.

(e) Written Acknowledgement by Participant. The Committee, in its sole discretion, may require the Participant, as a condition to lapsing any restriction on the Restricted Stock, to acknowledge in writing that he or she has not engaged, and is not in the process of engaging, in any of the activities described in this Section 6.

7. Miscellaneous Provisions.

(a) No Service or Employment Rights. No provision of this Stock Agreement or of the Restricted Stock granted hereunder shall give the Participant any right to continue in the service or employ of the Company or any Subsidiary, create any inference as to the length of employment or service of the Participant, affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Subsidiary.

(b) Plan Document Governs. The Restricted Stock is granted pursuant to the Plan, and the Restricted Stock and this Stock Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Stock Agreement by reference or are expressly cited. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan. Any inconsistency between the Stock Agreement and the Plan shall be resolved in favor of the Plan. Participant hereby acknowledges receipt of a copy of the Plan.

(c) Beneficiary Designation. The Participant may, from time to time, in accordance with procedures set forth by the Committee, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Stock Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate or exercised by the Participant’s estate.

(d) Administration. This Stock Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Stock Agreement, all of which shall be binding upon the Participant.

(e) No Vested Right In Future Awards. Participant acknowledges and agrees (by executing this Stock Agreement) that the granting of Restricted Stock under this Stock Agreement is made on a fully discretionary basis by the Company and that this Stock Agreement does not lead to a vested right to further Restricted Stock awards in the future.

(f) Use Of Personal Data. By executing this Stock Agreement, Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Subsidiaries, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.

(g) Severability. In the event that any provision of this Stock Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Stock Agreement, and this Stock Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(h) Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

(i) Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Secretary of the Company, at its then corporate headquarters, and the Participant at the Participant’s address as shown on the Company’s records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time.

(j) Counterparts. This Stock Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

(k) Successors and Assigns. This Stock Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

(l) Governing Law. This Stock Agreement and the Restricted Stock granted hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.

(m) Entire Agreement. This Stock Agreement, together with the Plan, constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

(n) Amendment. Any amendment to this Stock Agreement shall be in writing and signed by the Company.

(o) Headings. The headings contained in this Stock Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Stock Agreement.

IN WITNESS WHEREOF, the Company has caused this Stock Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his or her hand, all as of the day and year first above written.

ZEBRA TECHNOLOGIES CORPORATION		PARTICIPANT

By:		Signed:
Name:	Joanne Townsend	Name:	Jim L. Kaput
Title:	VP Human Resources